Exhibit 21.1

Subsidiaries of Penn Virginia Corporation

Name	Jurisdiction of Organization
Penn Virginia Holding Corp.	Delaware
Penn Virginia Oil & Gas Corporation	Virginia
Penn Virginia Oil & Gas, L.P.	Texas
Penn Virginia Oil & Gas GP LLC	Delaware
Penn Virginia Oil & Gas LP LLC	Delaware
Penn Virginia MC Corporation	Delaware
Penn Virginia MC Energy L.L.C.	Delaware
Penn Virginia MC Operating Company L.L.C	Delaware
Penn Virginia MC Gathering Company L.L.C.	Oklahoma
Penn Virginia Resource Holdings Corp.	Delaware